FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo
          Vice President of Investor Relations
          (913) 967-4109

            Applebee's International Reports August Comparable Sales

OVERLAND  PARK,  KAN.,  August  22,  2006  --  Applebee's  International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the four-week period ended August 20, 2006.

System-wide domestic comparable sales decreased 2.7 percent for the August period, while comparable sales for domestic franchise restaurants decreased 3.1 percent. Comparable sales for company restaurants decreased 1.6 percent, reflecting a decrease in guest traffic of between 2.5 and 3.0 percent, combined with a higher average check.

Sales and traffic for company restaurants were positive for the eight-day period following the drop of a free-standing insert (FSI) on August 13. Prior to the FSI drop, company sales and traffic trends were similar to June and July results. In approximately 75 percent of company restaurants (and 25 percent of franchise restaurants), the FSI featured a trial incentive on the new Quesadilla Burger and four other sandwiches. Less than 1 percent of guests redeemed the trial incentive during the period. In all participating restaurants, the FSI featured the current 3 Course Combo offering at a non-discounted price point.

System-wide domestic comparable sales for the quarter-to-date period through August (eight weeks) have decreased 3.2 percent, with domestic franchise restaurant comparable sales down 3.3 percent and company comparable restaurant sales down 2.8 percent.

Applebee's International, Inc., headquartered in CityplaceOverland Park, StateKan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of August 20, 2006, there were 1,876 Applebee's restaurants operating system-wide in 49 states and 16 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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